Schedule I

Set forth below is the name, principal occupation and beneficial ownership of Common Stock of the Issuer of each director and executive officer of the Reporting Person. Unless otherwise indicated, the business address for each person listed below is c/o Loews Corporation, 9 West 57th Street, New York, New York 10019.

Name and Business Address		Shares of Issuer Common
(if applicable)	Principal Occupation	Stock Beneficially Owned
Marc A. Alpert	Senior Vice President, General Counsel and Secretary of the Reporting Person	-

Richard W. Scott	Senior Vice President and Chief Investment Officer of the Reporting Person	-

Kenneth I. Siegel	Senior Vice President of the Reporting Person	-

Alexander H. Tisch	Director of the Reporting Person; Vice President of the Reporting Person; President and Chief Executive Officer of Loews Hotels & Co	-

Benjamin J. Tisch	Director of the Reporting Person; President and Chief Executive Officer of the Reporting Person	-

Jane J. Wang	Senior Vice President and Chief Financial Officer of the Reporting Person	-

James S. Tisch	Chairman of the Board of the Reporting Person	-

Ann E. Berman	Director of the Reporting Person; Retired Senior Advisor to the President, Harvard University	-

Charles D. Davidson Quantum Capital Group Bank of America Tower 800 Capitol Street, Suite 3600 Houston, TX 77002	Director of the Reporting Person; Partner, Quantum Capital Group, a private equity fund specializing in investments in energy businesses	-

Charles M. Diker Diker Management, LLC 570 Lexington Ave, 27th Floor New York, NY 10022	Director of the Reporting Person; Chairman, Diker Management, LLC, a registered investment advisor	-

Paul J. Fribourg Continental Grain Company 767 Fifth Avenue New York, NY 10153	Director of the Reporting Person; Chairman of the Board, President and Chief Executive Officer, Continental Grain Company, an international agribusiness and investment company	-

Walter L. Harris	Director of the Reporting Person; Former President and FOJP Service Corporation and Hospitals Insurance Company	-

Jonathan C. Locker Tiger Management, LLC 390 Park Avenue New York, NY 10022	Director of the Reporting Person; President, Tiger Management, LLC, an investment firm focused on public and private equity investments across a wide range of asset classes	-

Susan P. Peters	Director of the Reporting Person, Retired Chief Human Resources Officer, General Electric Company, a high-tech industrial company	-

Jennifer VanBelle	Director of the Reporting Person; Former Senior Vice President, Treasurer, Chief Executive Officer, GE Capital, and Senior Vice President, GE Separation Leader, General Electric Company	-